EXHIBIT 99.1

Vertrue Completes Acquisition of Bargain Network Inc.

    STAMFORD, Conn.--(BUSINESS WIRE)--Dec. 2, 2004--Vertrue Incorporated (Nasdaq: VTRU), a leading marketing solutions company, today announced the successful completion of its acquisition of certain of the assets of Bargain Network Inc. ("Bargain"), a privately held provider of premier pricing services for homes, vehicles and consumer durables. Bargain will operate as a wholly-owned subsidiary of Vertrue Incorporated ("Vertrue").
    Vertrue has agreed to pay $27 million in cash plus the payment of certain liabilities in the amount of $5.5 million. The purchase price is subject to certain adjustments and excludes fees and expenses. Additionally, Vertrue has agreed to pay additional amounts in 2005 if certain milestones are achieved. The acquisition is expected to be dilutive to the fiscal 2005 second quarter and fiscal year 2005 earnings by approximately $0.03 per share and $0.10 per share, respectively, due to the estimated level of near-term amortization expense required. The acquisition is expected to be accretive to fiscal 2006 earnings.

    About Vertrue

    Headquartered in Stamford, Conn., Vertrue Incorporated is a category leader in both membership and loyalty programs, bringing value direct to consumers through an array of benefits in healthcare, discounts, security and personals. With broad online and offline distribution capabilities, Vertrue offers its corporate client partners effective tools to enhance market presence, strengthen customer affinity and generate additional value.

    About Bargain

    Bargain is a unique membership service that provides consumers with truly objective best price information on significant purchases such as homes, vehicles and consumer products. Because Bargain is a membership service, it does not accept any advertising, or compensation from merchants, so consumers are guaranteed unbiased, impartial and complete pricing information. Bargain's members pay a low monthly membership fee after a free trial membership.

    Any statements herein regarding the business of the Company that are not historical are "forward looking statements" that are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, any projections of earnings, revenues or other financial items; any statements of the Company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the Company's future results include general economic and business conditions, the level of demand for the Company's products and services, increased competition and regulatory and legal matters and uncertainties. Additional discussion of these and other factors that could cause actual results to differ from those intended is contained in the Company's most recent Quarterly Reports on Form 10-Q and Annual report on Form 10-K as filed with the SEC.

    CONTACT: Vertrue Incorporated
             James B. Duffy, 203-324-7635
             or
             Bargain Network Inc.
             Diana M. Wilson, 805-968-2020